                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.            )*
                                              ------------

                           INFORMATION HOLDINGS, INC.
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    456727106
                  ---------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
           ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                []  Rule 13d-1(c)
                                []  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 Pages

SEC 1745 (2/92)

------------------------                                -----------------------
  CUSIP NO.  456727106                    13G              Page 2 of 9 pages
------------------------                                -----------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Liberty Wanger Asset Management, L.P.  36-3820584

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2      Not Applicable                                          (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4       Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5      None
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6      1,115,300
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7      None
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8      1,115,300

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9      1,115,300

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10    Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11      5.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12       IA

------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                -----------------------
  CUSIP NO.  456727106                    13G              Page 3 of 9 pages
------------------------                                -----------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         WAM Acquisition GP, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2      Not Applicable                                          (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4       Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5      None
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6      1,115,300
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7      None
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8      1,115,300

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9      1,115,300

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10    Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11      5.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12       CO

------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)                  Name of Issuer:

                                    Information Holdings, Inc.


Item 1(b)                  Address of Issuer's Principal Executive Offices:

                                    2777 Summer Street, Suite 209
                                    Stamford, CT 06905


Item 2(a)                  Name of Person Filing:

                                    Liberty Wanger Asset Management,
                                    L.P. ("WAM") WAM Acquisition GP, Inc.,
                                    the general partner of WAM ("WAM GP")



Item 2(b)                  Address of Principal Business Office:

                                    WAM and WAM GP are located at:

                                    227 West Monroe Street, Suite 3000
                                    Chicago, Illinois  60606


Item 2(c)                  Citizenship:

                                    WAM is a Delaware limited partnership; and WAM GP is a Delaware corporation.

Item 2(d)                  Title of Class of Securities:

                                    Common Stock

Item 2(e)                  CUSIP Number:

                                    456727106

Item 3                     Type of Person:

                                    (e)     WAM is an Investment Adviser
                                            registered under section 203 of the
                                            Investment Advisers Act of 1940; WAM
                                            GP is the General Partner of the
                                            Investment Adviser.

                               Page 4 of 9 pages

Item 4    Ownership (at December 31, 2001):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    1,115,300

               (b)  Percent of class:

                    5.1% (based on 21,757,135 shares outstanding as of September 30, 2001)

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: none
                    (ii)  shared power to vote or to direct the vote: 1,115,300
                    (iii) sole power to dispose or to direct the disposition of:
                          none
                    (iv)  shared power to dispose or to direct disposition of:
                          1,115,300

Item 5    Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6   Ownership of More than Five Percent on Behalf of Another
               Person:

               The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable

Item 8    Identification and Classification of Members of the Group:

               Not Applicable

Item 9    Notice of Dissolution of Group:

               Not Applicable

                               Page 5 of 9 Pages

Item 10   Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 6 of 9 Pages

                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 6, 2002


                    The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 WAM Acquisition GP, Inc.
                                   for itself and as general partner of
                                   LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                 By:  /s/ Bruce H. Lauer
                                      -----------------------------------
                                          Bruce H. Lauer
                                          Senior Vice President and Secretary

                               Page 7 of 9 Pages

                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of March 6, 2002 by and between Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.



                               Page 8 of 9 Pages

                                                                      EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

               Dated: March 6, 2002


                                  WAM Acquisition GP, Inc.
                                   for itself and as general partner of
                                   LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                  By:  /s/ Bruce H. Lauer
                                       ----------------------------------------
                                           Bruce H. Lauer
                                           Senior Vice President and Secretary

                               Page 9 of 9 pages